Exhibit 99.1

JoS. A. Bank Clothiers Announces 25.4% Increase in April Sales; Comparable Store Sales Increase 5.8%

     HAMPSTEAD, Md.--(BUSINESS WIRE)--May 5, 2005--JoS. A. Bank Clothiers, Inc. (NASDAQ National Market: "JOSB") announces that its total sales for the fiscal month ended April 30, 2005 (fiscal April 2005) increased 25.4% to $32.6 million compared with $26.0 million in April 2004. Comparable store sales increased 5.8% when compared with the month of April 2004, while combined catalog and Internet sales increased 33.7%.
     Total sales for the first quarter ended April 30, 2005 increased 20.9% to $96.6 million compared with $79.9 million in the comparable prior year period. Comparable store sales increased 4.1% in the first quarter ended April 30, 2005, while combined catalog and Internet sales increased 26.4%.
     "We are pleased with the April sales results of our new spring products, which produced gains in many merchandise categories," said David E. Ullman, Chief Financial Officer of JoS. A. Bank Clothiers. "The sales gains were led by sportswear, dress shirts and ties. In addition, tailored clothing items such as the luxurious Signature and Signature Gold suits and fashionable spring sportcoats posted sales increases compared with April 2004."
     JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 275 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB".
     The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.


     CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
              David E. Ullman, EVP/CFO, 410-239-5715
              or
              RJ Falkner and Company, Inc.
              Investor Relations Counsel
              R.  Jerry Falkner, CFA
              800-377-9893
              info@rjfalkner.com
              or
              E-commerce Address for JoS. A. Bank Clothiers, Inc.:
              www.josbank.com